PLAN OF SHARE EXCHANGE AND SHARE EXCHANGE AGREEMENT

     THIS PLAN OF SHARE EXCHANGE AND SHARE EXCHANGE AGREEMENT, dated February 16, 1995 is among Utah Resources International, Inc., a Utah corporation ("URI"), MidWest Railroad Construction and Maintenance Corporation, a Wyoming corporation ("MWR"), and Robert D. Wolff ("Bob Wolff") and Judith Wolff, the shareholders of MWR (Mr. and Mrs. Wolff are collectively referred to as the "Wolffs").

                                   RECITAL

     A. The respective Boards of Directors of URI and MWR deem it advisable to accomplish a share exchange pursuant to the terms and conditions of this Agreement, effective upon the filing of Articles of Share Exchange with the Utah State Department of Commerce, Division of Corporations and Commercial Code.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the mutual benefits, representations, warranties, conditions and promises contained in this Agreement, URI, MWR and the Wolffs agree as follows:
ARTICLE I - DEFINITIONS

     1.1 Definition of Terms Used in the Agreement. For purposes of this Agreement, the following terms are defined as indicated:

     1.1.1 "Agreement" means the Plan of Share Exchange and Share Exchange Agreement, dated February 16, 1995, among URI, MWR and the Wolffs.

     1.1.2 "Articles of Share Exchange" means the articles to be executed and filed for recording with the Utah State Department of Commerce, Division of Corporations and Commercial Code, at the time of or following the Closing Date.

     1.1.3 "Closing Date" means the date on which the transactions contemplated by this Agreement shall be closed which, unless another date and place are agreed to by the parties, shall be April 26, 1995, at 2:00 p.m., at the law offices of Moyle & Draper, P.C., No. 15 East 100 South, 600 Deseret Plaza, Salt Lake City, Utah.

     1.1.4 "Effective Date" means the date on which the share exchange shall become effective in accordance with Utah law, following the filing of the Articles of Share Exchange with the Utah State Department of Commerce, Division of Corporations and Commercial Code.

     1.1.5 "Exchange Agent" means Fidelity Transfer Company or any other transfer agent or independent party chosen by URI to act as URI's agent in the exchange of securities by the Wolffs with URI.

     1.1.6 "Hazardous Materials" means material, waste or by-products defined as "hazardous substances," "hazardous wastes" or "solid wastes" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601-9657 and any amendments thereto ("CERCLA"), or the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901-6987 and any amendments thereto ("RCRA"), or any other federal, state or local environmental statute or regulation or any unwholesome toxic or radioactive material.

     1.1.7 "MWR" means MidWest Railroad Construction and Maintenance Corporation, a Wyoming corporation, and the company all of whose issued and outstanding shares of common stock are being acquired by URI.

     1.1.8 "MWR Common Stock" means all of the issued and outstanding common stock of MidWest Railroad Construction and Maintenance
Corporation immediately prior to the Effective Date, as owned by Robert
D. Wolff and Judith Wolff.

     1.1.9 "MWR Subsidiary" means any corporation of which MWR owns, directly or indirectly, more than 50% of the outstanding voting securities.

     1.1.10 "URI" means Utah Resources International, Inc., a Utah corporation, and the company that is acquiring all of the MWR Common Stock for shares of its authorized but unissued shares of common stock.
 For purposes of the provisions of Section 16-10a-1102 et seq. of the Utah Revised Business Corporation Act, URI is the acquiring corporation.

     1.1.11 "URI Subsidiary" means any corporation of which URI owns, directly or indirectly, more than 50% of the outstanding voting securities.

     1.1.12 The "Wolffs" mean Robert D. Wolff and Judith Wolff, the only shareholders of MWR.

                  ARTICLE II - SUMMARY AND GENERAL

     2.1 Execution of Articles of Share Exchange. Subject to the provisions of this Agreement, Articles of Share Exchange to complete the share exchange shall be executed and acknowledged by URI and delivered to the Utah State Department of Commerce, Division of Corporations and Commercial Code for filing and recording in accordance with applicable law on the Closing Date.

     2.2 Reservation of URI Shares. URI agrees that on the Effective Date it will have sufficient shares of its common stock authorized and reserved for issuance to the Wolffs, or their nominees as allowed by the provisions of Section 3.2 of this Agreement. URI further agrees that on the Effective Date it will have sufficient shares of its common stock authorized to reserve shares for issuance pursuant to an Incentive Stock Option Plan, or similar broadly-based employee stock option or ownership plan, to be adopted by URI, whose terms shall be mutually agreed upon by URI and Bob Wolff.

     2.3 Further Action. The parties shall take all necessary or appropriate action to effectuate the transactions contemplated by this Agreement. If, after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest URI with full title to all properties, assets, rights, approvals, immunities and franchises of MWR, the agents or representatives of the respective corporations and/or the Wolffs, at the expense of URI, shall take the appropriate action.

              ARTICLE III - EXCHANGE OF MWR COMMON STOCK

     3.1 Exchange of Stock. On the Effective Date, all outstanding shares of MWR Common Stock, including all shares issuable upon exercise of all outstanding options, notes or other convertible instruments, shall be exchanged for Five Hundred Ninety Thousand (590,000) shares of unregistered, authorized, but presently unissued URI common stock.

     3.2 Issuance of URI Certificates. On the Effective Date, URI shall cause the Exchange Agent to issue and deliver to the Wolffs, or their nominees as described below, one or more stock certificates representing a total of Five Hundred Ninety Thousand (590,000) shares of URI common stock, containing the restrictive legends contemplated by Sections 4.2 and 7.3 of this Agreement. The Wolffs may require any portion of the shares to be issued in the name of an entity created by the Wolffs for estate planning purposes, but only if the entity is under the control of Bob Wolff, and only if the entity agrees in writing to be bound by the terms of this Agreement as they relate to restrictions on transfer and voting of the URI common stock by the Wolffs or the holders thereof.

     3.3 Surrender of MWR Certificates. On the Effective Date, the Wolffs shall surrender to URI all stock certificates representing MWR Common Stock, for transfer or cancellation. After the Effective Date there shall be no further registry of transfers on the records of MWR of shares of MWR Common Stock issued prior to the date of this transaction and, if a certificate representing such shares is presented to MWR or URI, it shall be transferred to URI as though surrendered on the Effective Date to URI, without further consideration.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of MWR and Bob Wolff. MWR and Bob Wolff represent and warrant to URI as follows:

     4.1.1 Organization, Standing and Power. MWR is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is in good standing as a foreign corporation in each jurisdiction in which the character of its operations requires such qualification and where failure to so qualify would have a material adverse effect on the business or financial condition of MWR. There are no MWR Subsidiaries. Prior to the Closing Date, MWR will deliver to URI complete and correct copies of: (a) the Articles of Incorporation of MWR and all amendments to date of delivery; and,(b) the Bylaws of MWR as amended to the date of delivery.

     4.1.2 Capitalization. The authorized capital stock of MWR consists of 1,000 shares of common stock, having no par value. As of the date of this Agreement, 1,000 shares of MWR Common Stock were outstanding; no shares of MWR Common Stock were reserved for issuance upon the exercise of outstanding warrants; no shares of MWR Common Stock were reserved for issuance upon conversion of outstanding debt; no shares of MWR Common Stock were held by MWR; no shares of MWR Common Stock were subject to options; and all of the outstanding shares of MWR Common Stock are validly issued, fully paid and nonassessable. There are no other classes of stock authorized. MWR has delivered to URI, for its inspection and copying, MWR's stock ledger, and all other records evidencing stock issuances and transfers.

     4.1.3 Authority. Subject to the approval of this Agreement by the Board of Directors of MWR and the Wolffs, as the shareholders of MWR, as contemplated by Section 8.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of MWR, and this Agreement is a valid and binding obligation of MWR and the Wolffs, except to the extent that the enforce-ability thereof may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally; (b) limitations upon the power of a court to grant specific performance or any other equitable remedy; and, (c) a finding by a court of competent jurisdiction that the indemnification provisions herein are unenforceable.

     4.1.4  Effect of Share Exchange.  Other than as set forth on
Schedule 4.1.4, to be furnished by MWR and Bob Wolff to URI prior to the Closing Date, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by MWR or the Wolffs with any of the provisions of this Agreement will: (a) conflict with or result in a material breach of any provision of MWR's Articles of Incorporation or Bylaws; (b) result in a material default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, contract or other instrument or obligation to which MWR or either of the Wolffs is a party, by which MWR or any of its properties or assets may be bound; except for defaults (or rights of termination, cancellation or acceleration) for which requisite waivers or consents either shall have been obtained by MWR or the Wolffs prior to the Effective Date or the obtaining of which shall have been waived by URI and except for defaults (or rights of termination, cancellation or acceleration) which taken as a whole are not material to the business or financial condition of MWR; or, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MWR or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities laws, is required in connection with the execution and delivery by MWR of this Agreement and the Articles of Share Exchange or the consummation by MWR of the transactions contemplated hereby.

     4.1.5 Financial Statements. Schedule 4.1.5, to be furnished by MWR to URI prior to the Closing Date, sets forth the balance sheets of MWR as of and at December 31 in each of the last three fiscal years, and the related statements of income and retained earnings, stockholders' equity and changes in financial positions for the periods then ended, with the statements for 1992 and 1993 having being reviewed by Dave Jacobsen & Associates, C.P.A., Chicago, Illinois, and the statements for 1994 having been audited by the same certified public accountants. The financial statements and their accompanying notes are correct and complete, are in accordance with the books and records of MWR and fairly present the financial position and the results of the operations, changes in stockholders' equity and changes in financial position of MWR as, at and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied except as otherwise indicated in the statements.

     4.1.6 Absence of Undisclosed Liabilities. MWR has no liabilities of any nature, known or unknown, fixed or contingent, which were not reflected on the MWR Schedule 4.1.5 financial statements or notes.

     4.1.7 Tax Matters. Except as disclosed on Schedule 4.1.7, to be furnished by MWR to URI prior to the Closing Date, MWR has filed all federal, state and local tax returns required to be filed and all taxes shown by the returns to be due and payable have been paid or are being contested in good faith and are disclosed on Schedule 4.1.7; and MWR has not given or been required to give waivers of any statutes of limitations relating to the payment of federal, state or local taxes.

     4.1.8 Options, Warrants, etc. There are no options, warrants, calls, commitments or agreements of any character to which MWR is a party or by which it is bound, calling for the issuance of shares of the capital stock of MWR or any security representing the right to purchase or otherwise receive any capital stock.

     4.1.9 Property. Except as disclosed on Schedule 4.1.9, to be furnished by MWR to URI prior to the Closing Date, MWR owns all property reflected on its financial statements free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, and except for liens for current taxes not yet due and payable, and the encumbrances and imperfections of title, if any, as are not substantial in character, amount or extent and do not materially interfere with the present or proposed use of the property or otherwise materially impair business operations. All property and assets material to the business operations or financial condition of MWR, in which it has an interest, are in substantially good operating condition and repair.

     4.1.10  Contracts.  Except for (i) customary utility contracts,
(ii) contracts not calling for, in the aggregate, payment of an amount in excess of $10,000.00, and (iii) contracts set forth on Schedule 4.1.10, to be furnished by MWR to URI prior to the Closing Date, MWR has no existing contract, agreement, lease, obligation, pension or employment contract, arrangement, option, right, warrant or other obligation or commitment, oral or written. All of the existing contracts are in good standing, and, to the best of MWR and the Wolffs' knowledge, have been complied with fully by all of the parties thereto and no known default with respect to any is current or threatened. MWR has no obligation of any nature which would affect this transaction except as disclosed in this Agreement or its Schedules.

     4.1.11 Labor contracts. MWR is not a party to any collective bargaining agreement, nor does it have any labor controversy of any nature.

     4.1.12 Insurance. Schedule 4.1.12 shall contain a list and brief description of all policies of fire, liability and other forms of insurance held by MWR respecting MWR's assets or business. MWR has its buildings, plants and property, including but not limited to, machinery, equipment and inventory, and their sale of products insured against loss or damage and all other hazards or risks of the character usually insured against by companies in the same or similar business and such insurance coverage will be continued in full force and effect through the Closing Date. MWR has not been refused any insurance by any insurance carrier to which it has applied for insurance during the past three years.

     4.1.13 Legal Proceedings, etc. Except as disclosed on Schedule 4.1.13, to be furnished by MWR and Bob Wolff to URI prior to the Closing Date, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened which might result in money damages payable by MWR or the Wolffs of more than $1,000 or which might result in a permanent injunction against MWR or the Wolffs. MWR has substantially complied with, and is not in default in any respect under, any laws, ordinances, requirements, regulations, or orders applicable to its business, the violations of which might materially adversely affect it, including but not limited to the Americans with Disabilities Act of 1990, 42 U.S.C. Sec. 12101 et seq. MWR is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulations codes or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect, the business operations, prospects, properties, assets or condition, financial or otherwise, of MWR.

     4.1.14 Absence of Changes. Since December 31, 1994, except as disclosed on Schedule 4.1.14, to be furnished by MWR to URI prior to the Closing Date, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of MWR.

     4.1.15 Brokers and Finders. The parties agree that George A. Matthews, Jr. is entitled to a finders' fee in connection with the transactions contemplated by this Agreement, to be paid solely by URI.

     4.1.16 Accuracy of Information Supplied by MWR to URI. All Schedules furnished by MWR and Bob Wolff to URI shall be correct and complete in all material respects as of the Closing Date. None of the information which has been or will be supplied by MWR or the Wolffs to URI, whether included in the Schedules to this Agreement or not, will, at the time of its delivery to URI, be false or misleading for any material fact, or omit to state any material fact necessary in order to make the statements not misleading. If at any time prior to the Effective Date, any event relating to MWR should occur which would render prior information provided to URI false or misleading, MWR shall promptly inform URI of the event.

     4.1.17  Hazardous Materials.

     (i) MWR has not received any notice from any governmental agency with respect to any "alleged material violation," i.e., an alleged violation which would have a material adverse effect on MWR's business, by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with its business, nor does MWR know of any basis for any investigation or proceeding against it by any federal, state or local environmental or health and safety enforcement agency in connection with the operation of its business. To the best knowledge of MWR: Neither MWR nor any predecessor of MWR has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations with respect to any of its business locations, either now or at any time during the past five years, and so far as MWR is aware, there are no such threatened or proposed violations with respect to its business.

     (ii) To MWR's best knowledge, there are no permits, licenses, consents, filing or other approvals necessary or required to be obtained or made by laws and regulations relating to hazardous material, pollution controls and environmental contamination in connection with the operation of its business.

     (iii) To MWR's best knowledge, MWR is not a party to any contract or other agreement with respect to its business, relating to the storage, transportation or disposal of Hazardous Materials.

     (iv) MWR is unaware of any claims or facts or circumstances that MWR reasonably believes could form the basis for the assertion of any claim relating to environmental matters with respect to its business, including, but not limited to, any claim arising from past or present environmental practices of its business asserted under CERCLA, RCRA, any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of MWR with respect to its business.

     For the purposes of this warranty, the term "claim" shall mean any and all claims, demands, causes of action, suits, hearings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, costs, and attorneys' fees and other expenses regarding or against its business with respect to such.

     4.2 Representations, Warranties and Covenants of the Wolffs Purchase for Own Account; Restrictions on Transfer. The Wolffs represent, warrant and agree that they are acquiring the URI common stock for their own account, and not with a view to a subsequent distribution. The Wolffs understand that the shares have not been registered under applicable Federal and state securities laws and regulations and the Wolffs agree not to sell, hypothecate, transfer or otherwise dispose of the shares without a proper registration statement covering them or pursuant to an exemption from registration of the shares or the transaction under applicable Federal and state securities laws and regulations. The Wolffs understand and agree that URI will not be obligated to recognize any subsequent transfer of the shares without an effective registration statement or an opinion of counsel, in form satisfactory to URI, that such registration is not required in the particular situation. The Wolffs understand the certificate(s) representing the shares will have restrictive legends on them and URI will issue stop transfer instructions to URI's Transfer Agent evidencing the above restrictions.

     4.3 Representations and Warranties of URI. URI represents and warrants to MWR and Bob Wolff as follows:

     4.3.1 Organization, Standing and Power. URI is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is in good standing as a foreign corporation in each jurisdiction in which the character of its operations requires such qualification and where failure to so qualify would have a material adverse effect on it. Prior to the Closing Date, URI will deliver to MWR complete and correct copies of: (a) the Articles of Incorporation of URI and all amendments to the date of delivery; and, (b) the Bylaws of URI as amended to the date of delivery.

     4.3.2 Capitalization. The authorized capital stock of URI consists of 5,000,000 shares of common stock, par value $.10 per share.
 At the close of business on the business day next preceding the date of this Agreement, 1,181,278 shares of URI common stock were outstanding; 150,000 shares of URI common stock were reserved for issuance upon the exercise of outstanding options; no shares of URI common stock were held by URI; and all the outstanding shares of URI common stock were validly issued, fully paid and nonassessable.

     4.3.3 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of URI, and this Agreement is a valid and binding obligation of URI, except to the extent that the enforceability thereof may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally,
(b) limitations upon the power of a court to grant specific performance or any other equitable remedy, and (c) a finding by a court of competent jurisdiction that the indemnification provisions herein are in violation of public policy. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by URI with any of the provisions of this Agreement will: (a) conflict with or result in a material breach of any provision of its Articles of Incorporation or Bylaws; (b) result in a material default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or its subsidiary is a party, by which it or any of its properties or assets may be bound except for defaults (or rights of termination, cancellation or acceleration) for which requisite waivers or consents either shall have been obtained by it prior to the Effective Date or the obtaining of which shall have been waived by MWR and except for defaults (or rights of termination, cancellation or acceleration) which taken as a whole are not material to the business or financial condition of URI; or, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to URI, any URI subsidiary or any of their properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities laws, is required in connection with the execution and delivery by URI of this Agreement and the Articles of Share Exchange or the consummation by URI of the transactions contemplated hereby.

     4.3.4 Equity Investments and Subsidiaries. Schedule 4.3.4, to be furnished by URI to MWR prior to the Closing Date, sets forth information concerning each corporation, partnership, joint venture or other entity in which URI has, directly or indirectly, at least a 10% equity interest. Except as set forth on the Schedule, all equity interests listed on the Schedule as owned, directly or indirectly, by URI are owned of record and beneficially, free and clear of all mortgages, liens, pledges and encumbrances, and are validly issued, fully paid and nonassessable; there are no voting trusts or other agreements or understanding for the voting of URI's equity interest in any of the listed entities, except as noted. There are no existing options, warrants, calls, commitments or agreements of any character calling for the issuance of authorized by unissued shares of capital stock or the transfer of any issued shares of capital stock of any URI subsidiary. Each of the URI subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in every jurisdiction in which qualification is deemed by URI's management to be necessary.

     4.3.5 Financial Statements. Schedule 4.3.5, to be furnished by URI to MWR prior to the Closing Date, sets forth the consolidated balance sheets of URI and the URI subsidiaries as of and at December 31 in each of the last three fiscal years, with the related consolidated statements of income and retained earnings, stockholders' equity and changes in financial positions for the periods then ended, all have being certified by Tanner + Co. or DeNiro & Thorne, C.P.A. The financial statements (and their accompanying notes) are correct and complete, are in accordance with the books and records of URI and the URI subsidiaries and fairly present the consolidated financial position and the results of the operations, changes in stockholders' equity and changes in financial position of URI and URI subsidiaries as, at and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied except as otherwise indicated in the statements.

     4.3.6  Absence of Undisclosed Liabilities.  Except as disclosed on
Schedule 4.3.6, to be furnished by URI to MWR prior to the Closing Date, URI and the URI subsidiaries have no material liabilities of any nature, known or unknown, fixed or contingent, which were not reflected on the URI Schedule 4.3.5 financial statements.

     4.3.7 Tax Matters. Except as disclosed on attached Schedule 4.3.7, to be furnished by URI to MWR prior to the Closing Date, URI and each of the URI subsidiaries have filed all federal, state and (to the best of the knowledge of URI) local tax returns required to be filed and all taxes shown by the returns to be due and payable have been paid or are being contested in good faith and are disclosed on Schedule 4.3.7; and neither URI nor any URI subsidiary has given or been required to give waivers of any statutes of limitations relating to the payment of federal, state or local taxes.

     4.3.8 Options, Warrants, etc. Except as disclosed on Schedule 4.3.8, to be furnished by URI to MWR prior to the Closing Date, there are no options, warrants, calls, commitments or agreements of any character to which URI or any URI subsidiary is a party or by which it is bound, calling for the issuance of shares of capital stock of URI or any security representing the right to purchase or otherwise receive any capital stock.

     4.3.9 Property. Except as disclosed on Schedule 4.3.9, to be furnished by URI to MWR prior to the Closing Date, URI and the URI subsidiaries own all property reflected on their financial statements free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, and except for liens for current taxes not yet due and payable, and the encumbrances and imperfections of title, if any, as are not substantial in character, amount or extent and do not materially interfere with the present or proposed use of the property or otherwise materially impair business operations. All property and assets material to the business operations or financial condition of URI or the URI subsidiaries, in which they or any of them have an interest, are in substantially good operating condition and repair.

     4.3.10  Contracts.  Except for (i) customary utility contracts,
(ii) contracts not calling for, in the aggregate, payment of an amount in excess of $10,000.00, and (iii) contracts set forth on Schedule 4.3.10, to be furnished by URI to MWR prior to the Closing Date, URI and the URI subsidiaries have no existing contract, agreement, lease, obligation, pension or employment contract, arrangement, option, right, warrant or other obligation or commitment, oral or written. All of the existing contracts are in good standing, and have been complied with fully by all of the parties thereto and no default with respect to any is current or threatened. Neither URI nor any URI subsidiary has any obligation of any nature which would affect this transaction except as disclosed in this Agreement or its Schedules.

     4.3.11 Labor contracts. Neither URI nor any URI subsidiary is a party to any collective bargaining agreement, nor does any of them have any labor controversy of any nature.

     4.3.12 Insurance. Schedule 4.3.12, to be furnished by URI to MWR prior to the Closing Date, is a list and brief description of all policies of fire, liability and other forms of insurance held by URI or a URI subsidiary. URI and its subsidiaries have their buildings, plants and property, including but not limited to, machinery, equipment and inventory, and their sale of products insured against loss or damage and all other hazards or risks of the character usually insured against by companies in the same or similar business and such insurance coverage will be continued in full force and effect after the Effective Date.

     4.3.13 Legal Proceedings, etc. Except as disclosed on Schedule 4.3.13, to be furnished by URI to MWR prior to the Closing Date, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or (to the knowledge of the officers or directors of URI) threatened which might result in money damages payable by URI or any URI subsidiary of more than $10,000, which might result in a permanent injunction against URI or a URI subsidiary, or which might result in a change in the zoning or building ordinances materially affecting the property or leasehold interests of URI or any URI subsidiary. URI and the URI subsidiaries have substantially complied with, and are not in default in any respect under, any laws, ordinances, requirements, regulations, or orders applicable to their respective businesses, the violations of which in the aggregate might materially adversely affect them, including but not limited to the Americans with Disabilities Act of 1990, 42 U.S.C. Sec. 12101 et seq.. Neither URI nor any URI subsidiary is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulations codes or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect, the business operations, prospects, properties, assets or condition, financial or otherwise, of URI, and the URI subsidiaries, taken as a whole.

     4.3.14 Absence of Changes. Since December 31, 1994, except as disclosed on Schedule 4.3.14, to be furnished by URI to MWR prior to the Closing Date, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of URI and the URI subsidiaries taken as a whole.

     4.3.15 Brokers and Finders. The parties agree that George A. Matthews, Jr. is entitled to a finders' fee in connection with the transactions contemplated by this Agreement, to be paid solely by URI.

     4.3.16 Accuracy of Information Supplied by URI to MWR. All Schedules furnished by URI to MWR shall be correct and complete in all material respects as of the Closing Date. None of the information which has been or will be supplied by URI to MWR, whether included in the Schedules to this Agreement or not, will, at the time of its delivery to MWR, be false or misleading for any material fact, or omit to state any material fact necessary in order to make the statements not misleading. If at any time prior to the Effective Date, any event relating to URI should occur which would render prior information provided to MWR false or misleading, URI shall promptly inform MWR of the event.

     4.3.17 Hazardous Materials. Except as disclosed on Schedule 4.3.17, to be furnished by URI to MWR:

     (i) URI has not received any notice from any governmental agency with respect to any "alleged material violation," i.e., an alleged violation which would have a material adverse effect on URI's business, by it of any applicable federal, state or local environmental or health and safety statutes and regulations in connection with its business, nor does URI know of any basis for any investigation or proceeding against it by any federal, state or local environmental or health and safety enforcement agency in connection with the operation of its business. To the best knowledge of URI: Neither URI nor any predecessor of URI has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such laws and regulations with respect to any of its business locations, either now or at any time during the past five years, and so far as URI is aware, there are no such threatened or proposed violations with respect to its business.

     (ii) To URI's best knowledge, there are no permits, licenses, consents, filing or other approvals necessary or required to be obtained or made by laws and regulations relating to hazardous material, pollution controls and environmental contamination in connection with the operation of its business.

     (iii) To URI's best knowledge, URI is not a party to any contract or other agreement with respect to its business, relating to the storage, transportation or disposal of Hazardous Materials.

     (iv) URI is unaware of any claims or facts or circumstances that URI reasonably believes could form the basis for the assertion of any claim relating to environmental matters with respect to its business, including, but not limited to, any claim arising from past or present environmental practices of its business asserted under CERCLA, RCRA, any other federal, state or local environmental statute, or the generation, use, treatment, disposal, discharge, ownership, operation, transportation, storage of Hazardous Materials, or any other related act or omission of URI with respect to its business.

     For the purposes of this warranty, the term "claim" shall mean any and all claims, demands, causes of action, suits, hearings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, costs, and attorneys' fees and other expenses regarding or against its business with respect to such.

             ARTICLE V - CONDUCT PRIOR TO EFFECTIVE DATE

     5.1 Access to Records and Properties. Between the date of this Agreement and the Effective Date, the parties agree to give one another full access to all the premises and books and records (including tax returns filed and those in preparation) of the other and its subsidiaries, and to cause one another's officers to furnish the other with financial and operating data and other information for their business and properties as reasonably requested; provided, however, that any investigation shall be conducted in a manner as not to interfere unreasonably with the operation of the respective businesses.
 If this Agreement is terminated without consummation of the share exchange, each party will return to the other all documents, work papers and other material (including all copies) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts to keep confidential any information obtained pursuant to this Agreement unless the information is readily ascertainable from public or published information or trade sources. The parties mutually agree that no communication to shareholders of URI or to the press or public generally shall be made except as both parties agree, although MWR and Wolff hereby acknowledge that URI is a Securities and Exchange Commission reporting company, publicly traded, and, in that regard, they agree not to unduly hamper URI in its need to report regard, they agree not to unduly hamper URI given its need to report to the SEC, the National Association of Securities Dealers, the financial press, its shareholders, and others regarding material financial and business information.

     5.2 Board of Directors Authorizations. URI and MWR agree to obtain the written authorizations from their respective boards of directors to enter into and consummate the terms and conditions of this Agreement, all in conformity with and as required the Utah Revised Business Corporation Act, and all as evienced by Certificates of Resolution signed by the company's President and Secretary confirming the actions of the respective boards of directors.

     5.3 Shareholder Authorization. The Wolffs, as the only shareholders of MWR, agree to execute a written shareholder consent resolution, in form and substance necessary to satisfy the requirements of the Utah Revised Business Corporation Act as it relates to the obtaining of authorization from the acquired corporation's shareholders to enter into and consummate the share exchange under this Agreement.

     5.4 Restrictions on MWR. MWR agrees that from the date of this Agreement to the Effective Date, except as set forth on Schedule
5.4 and except to the extent that URI shall otherwise consent, it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its present business organization and its relationship with persons having business dealings with it. MWR agrees that from the date of this Agreement until the Effective Date, it will not create or otherwise become liable for any indebtedness for money borrowed or purchase money indebtedness, will not make extraordinary payments to employees, shareholders, suppliers or others, except as mutually agreed upon with URI. MWR agrees not to issue any additional shares of its capital stock, nor instruments convertible into shares. It agrees not to amend its Articles of Incorporation or Bylaws.

     5.5 Restrictions on URI. URI agrees that from the date of this Agreement to the Effective Date, except as set forth on Schedule
5.5 and except to the extent that MWR shall otherwise consent, it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its present business organization and its relationship with persons having business dealings with it; and it will cause each URI subsidiary to do likewise.

     5.6 No Purchase of the Other's Common Stock. Prior to the Effective Date, neither MWR, on the one hand, nor URI, on the other hand, will purchase any shares of the other's common stock.

ARTICLE VI - CONDITIONS OF SHARE EXCHANGE

     6.1 Conditions of Obligations of URI. The obligations of URI to perform this Agreement are subject to the satisfaction of the following conditions unless waived by it.

     6.1.1 Representations and Warranties. The representations and warranties of MWR set forth in Section 4.1 and the representations and warranties of the Wolffs set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and URI and MWR shall have received a certificate signed by the Chairman of the Board or the President and by the Treasurer of MWR to that effect.

     6.1.2 Performance of Obligations. MWR and the Wolffs shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date and there shall have been no material change in the business of MWR and no discovery during URI's due diligence investigation of material information which would have a material adverse impact on MWR's business or its or the Wolffs' ability to conclude the share exchange.

     6.1.3 Authorization of Share Exchange. All action necessary to authorize the execution, delivery and performance of this Agreement by MWR, and the consummation of the transactions contemplated hereby, including shareholder approval, shall have been duly and validly taken by the Boards of Directors and the shareholders of the parties, and MWR and the Wolffs shall have full power and right to consummate the terms of this Agreement.

     6.1.4 Opinion of MWR's Counsel. URI shall have received an opinion dated the Closing Date of Cohne, Rappaport & Segal, counsel to MWR and the Wolffs, satisfactory to counsel to URI, to the effect that:

     (a) MWR is a corporation duly organized and in good standing under the laws of the State of Wyoming and is duly qualified to do business in each of the following jurisdictions: __________, _____________, _____________, and ______________. To the best of counsel's knowledge, MWR has not failed to qualify in any jurisdiction in which the failure to so qualify would have a material adverse affect on its business. Certificates of Good Standing for Wyoming and for each state in which MWR is qualified as a foreign corporation shall be obtained and delivered to URI as part of the opinion of counsel.

     (b) MWR has full corporate power to carry out the transactions provided for in this Agreement and the Articles of Share Exchange; all corporate and other proceedings required to be taken by or on the part of MWR to authorize it to execute and deliver this Agreement and the Articles of Share Exchange and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement and the Articles of Share Exchange have been duly and validly authorized, executed and delivered by MWR and the Wolffs and constitute valid and binding obligations of MWR and the Wolffs except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally,
(ii) limitations upon the power of a court to grant specific performance or any other equitable remedy, and (iii) a finding by a court of competent jurisdiction that the indemnification provisions herein are in violation of public policy.

     (c) Neither MWR nor the Wolffs is a party to or bound by any outstanding option or agreement, other than this Agreement, to sell issue, buy or otherwise dispose of or acquire any shares of capital stock or other security of MWR;

     (d) execution and delivery by MWR and the Wolffs of this Agreement and the Articles of Share Exchange, consummation by MWR and the Wolffs of the transactions contemplated hereby and compliance by MWR and the Wolffs with the provisions of this Agreement and of the Articles of Share Exchange will not conflict with or result in a breach of any provisions of its Articles of Incorporation or Bylaws or, to counsel's knowledge, constitute a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, mortgage, indenture, license, agreement or any other instrument or obligation other than such as may be waived by URI, or violate any court order, writ, injunction or decree applicable to MWR, or any of its properties or assets;

     (e) to counsel's knowledge, any consent or approval by any governmental authority which is required in connection with the consummation by MWR of the transactions contemplated hereby has been obtained;

     (f) to counsel's knowledge, there is not any litigation, proceeding or investigation that is pending or threatened, except as disclosed in the opinion or in Schedule 4.1.13, which might result in money damages payable by MWR or the Wolffs of more than $1,000 or which might result in a permanent injunction against MWR or the Wolffs; and,

     (g) to counsel's knowledge, there has not been any default under, or the occurrence of any event which with the lapse of time or action by a third party would result in a default under, any outstanding indenture, contract or agreement or under any governmental license or permit or a breach of any provision of MWR's Articles of Incorporation or Bylaws.

     As to any matter contained in the opinion which involves other than federal or Utah law, counsel may rely, without independent investigation, upon the opinion of local counsel of established reputation. Counsel may also rely on certificates of officers of MWR as to factual information.

     6.1.5 Fairness Opinion. URI shall have received, prior to the Closing Date, an opinion from a qualified and experienced financial advisor (investment banker, accountant, business appraiser or other qualified person or firm), chosen by URI, that the transactions contemplated by this Agreement and consummation of the Share Exchange on those terms are fair, from a financial viewpoint, to the shareholders of URI.

     6.2 Conditions of Obligation of MWR. The obligation of MWR to perform this Agreement is subject to the satisfaction of the following conditions unless waived by MWR:

     6.2.1 Representations and Warranties. The representations and warranties of URI set forth in Section 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and MWR shall have received a certificate signed by the Chairman of the Board or the President and by the Treasurer of URI to that effect.

     6.2.2 Performance of Obligations of URI. URI shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date and there shall have been no material change in the business of URI and no discovery during MWR's due diligence investigation of material information which would have a material adverse impact on URI's business or its ability to conclude the share exchange.

     6.2.3 Authorization of Share Exchange. All action necessary to authorize the execution, delivery and performance of this Agreement by the parties and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of URI, and URI shall have full power and right to consummate the transactions contemplated by this Agreement on the terms provided.

     6.2.4 Opinion of URI's Counsel. MWR shall have received an opinion dated the Closing Date of Moyle & Draper, P.C., counsel to URI, satisfactory to counsel to MWR, to the effect that:

     (a) URI is a corporation duly organized and in good standing under the laws of the State of Utah and is duly qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse affect on its business, and shareholders approval of the transactions contemplated hereby is not required under Utah law.

     (b) URI has full corporate power to carry out the transactions provided for in this Agreement an the Articles of Share Exchange; all corporate and other proceedings required to be taken by or on the part of URI to authorize it to execute and deliver this Agreement and the Articles of Share Exchange and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement and the Articles of Share Exchange have been duly and validly authorized, executed and delivered by URI and constitute valid and binding obligations of URI, except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting the rights of creditors generally, (ii) limitations upon the power of a court to grant specific performance or any other equitable remedy, and (iii) a finding by a court of competent jurisdiction that the indemnification provisions herein are in violation of public policy.

     (c) the shares of URI common stock to be issued at the Effective Date to the Wolffs are duly authorized and reserved for issuance, and when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

     (d) except as disclosed in this Agreement and its schedules and exhibits, URI's financial statements, or URI's Annual Report on Form 10-K for the year ended December 31, 1993, neither URI nor any URI Subsidiary is a party to or bound by any outstanding option or agreement, other than this Agreement, to sell issue, buy or otherwise dispose of or acquire any shares of capital stock or other security of either URI or any URI Subsidiary, and URI is current in its reporting requirements under Sections 13 and 15 of the Securities Exchange Act of 1934;

     (e) execution and delivery by URI of this Agreement and the Articles of Share Exchange, consummation by URI of the transactions contemplated hereby and compliance by URI with the provisions of this Agreement and of the Articles of Share Exchange will not conflict with or result in a breach of any provisions of its Certificate of Incorporation or Bylaws or, to counsel's knowledge, constitute a default (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions, or provisions of any note, mortgage, indenture, license, agreement or any other instrument or obligation other than such as may be waived by MWR, or violate any court order, writ, injunction or decree applicable to URI, any of the URI Subsidiaries or any of their properties or assets;

     (f) to counsel's knowledge, any consent or approval by any governmental authority which is required in connection with the consummation by URI of the transactions contemplated hereby has been obtained;

     (g) to counsel's knowledge, there is not any litigation, proceeding or investigation that is pending or threatened, except as disclosed in the opinion or in Schedule 4.3.13, which might result in money damages payable by URI or any URI Subsidiary of more than $10,000 or which might result in a permanent injunction against URI or a URI Subsidiary;

     (h) to counsel's knowledge, there has not been any default under, or the occurrence of any event which with the lapse of time or action by a third party would result in a default under, any outstanding indenture, contract or agreement or under any governmental license or permit or a breach of any provision of URI's Articles of Incorporation or Bylaws;

As to any matter contained in the opinion which involves other than federal or Utah law, counsel may rely, without independent investigation, upon the opinion of local counsel of established reputation.

     6.2.5 Receipt of Indemnification Agreement. MWR and the Wolffs shall have received from URI a binding agreement, in the form of
Schedule 6.2.5, to indemnify MWR and the Wolffs from any liability to URI's shareholders, its officers or directors, whether brought directly by the person or in a derivative capacity, arising from MWR's and/or the Wolffs' negotiation, execution, or consummation of this Agreement and the transactions contemplated hereby.

           ARTICLE VII - ADDITIONAL COVENANTS AND TERMINATION

     7.1 Schedules Provided. As a condition precedent, all Schedules referred to in the Agreement shall have been provided prior to closing.
 Any Schedule referred to herein is incorporated herein and made a part of this Agreement, with the same force and effect as though it was set out in its entirety in this Agreement.

     7.2 Employment Agreement with Bob Wolff. As a condition precendent, URI agrees to execute a three-year employment agreement with Bob Wolff in the form of Schedule 7.1.

     7.3 Assumption and Payment of Note. URI agrees to lend MWR, in the form of a line of credit, a sum not to exceed $200,000, with the first draw available after February 15, 1995. The line of credit shall be evidenced by a promissory note in standard form, bearing an interest rate of 1% over the posted prime lending rate of First Security Bank of Utah, N.A., as of February 15, 1995, and adjusted each three months thereafter. All assets and equipment of MWR shall serve as collateral for repayment of the line of credit. If the transactions contemplated by this Agreement are not closed by May 31, 1995, the line of credit shall be due and payable, with accrued interest, within 180 days of the date the determination not to close is made. If the closing occurs, payment of the line of credit shall be subordinated to MWR's existing line of credit with American National Bank of Chicago, Ill.

     7.4 Agreement to Vote Shares in Accordance with Terms of Settlement Agreement. The parties acknowledge that URI and various directors and shareholders of URI are parties to a certain Settlement Agreement, dated April 3, 1993, associated with the settlement of a stockholders' derivative lawsuit, all as described more fully in URI's Form 10-KSB for the year ended December 31, 1993. The Wolffs agree that, until May 7, 1996, they will vote the shares of URI common stock they beneficial own, as the term beneficial ownership is defined in the rules and regulations of the Securities and Exchange Commission, for each of the directors appointed to the URI Board of Directors in accordance with the terms of the Settlement Agreement, and in favor of any decisions made by the Board of Directors that are brought to the URI shareholders for their approval. After May 7, 1996, the Wolffs agree to vote the shares of URI common stock they beneficial own in favor of an amendment to URI's Articles of Incorporation to establish cumulative voting for directors of URI. The Wolffs agree that the certificates representing shares of URI common stock to be delivered to them in connection with the transactions contemplated by this Agreement shall contain the following legend:

"The voting of these shares is subject to the terms and conditions of
Section 7.3 of the Plan of Share Exchange and Share Exchange Agreement, dated February 16, 1995, among Utah Resources International, Inc., MidWest Railroad Construction and Maintenance Corporation, Robert D. Wolff and Judith Wolff."

URI also agrees to abide by the terms and conditions of the Settlement Agreement, including maintaining the present number and composition of the Board of Directors until May 7, 1996, and thereafter using its best efforts to create cumulative voting rights for its shareholders. URI further agrees to take any and all actions necessary or desirable, including but not limited to taking legal action, to enforce the terms of the Settlement Agreement. URI also agrees not to act to change the current composition of the Board of Directors of MWR priot to May 7, 1996.

     7.5 Expansion of Board of Directors. Immediately following URI's annual shareholders meeting in 1996 (anticipated to be held in June of 1996), URI's Board of Directors shall be expanded by two, to a total of seven, and Bob Wolff shall have the right to nominate the persons to fill the two new seats, until the next annual meeting of shareholders thereafter.

     7.6 Operating Agreement. On the Effective Date, the parties agree to execute a mutually acceptable Operating Agreement providing for the appointment of appropriate officers of URI, and the adoption of mutually acceptable financial, accounting, and day-to-day operating procedures for URI following consummation of the transactions contemplated by this Agreement.

     7.7 Right to Join in Registration. If any time prior to the expiration of five years following the Effective Date, URI proposes to file a Registration Statement under the Securities Act of 1933 seeking registration of any securities of URI for sale for cash to the public, either for its own account or for the account of any holder of securities of URI, URI shall notify the Wolffs, in writing, of its intention to file the Registration Statement, and will afford the Wolffs the opportunity to request inclusion in the Registration Statement of all or any part of the shares of URI common stock then owned by the Wolffs. If the Wolffs request inclusion and the offering is to be underwritten, URI will request the underwriters of the offering to purchase and sell the Wolffs' stock in the offering. If the underwriter determines that not all shares requesting inclusion in the offering as "selling shareholders" can be offered, due to marketing factors, the Wolffs will be entitled to participate on a pro-rata basis with other selling shareholders. URI may decline to file a Registration Statement after notice to the Wolffs, or withdraw the Registration Statement after filing and after such notice, but prior to the effectiveness thereof. The Wolffs may withdraw their common stock from any Registration Statement prior to the effectiveness thereof.
URI shall be obligated to notify the Wolffs of any and all public offerings made during the five-year term of this Section, and the Wolffs shall be entitled to make requests for inclusion in all public offerings made during the five-year term.

     7.8 Application for NASDAQ Listing. URI agrees to apply for listing of its stock on NASDAQ as soon as reasonably practicable following the Effective Date.

     7.9 Termination. This Agreement shall be terminated, and the share exchange abandoned by:

     (a)  the mutual consent of URI, MWR and Wolff;

     (b) if events occur which render impossible of compliance one or more of the conditions set forth in Article VI, including but not limited to the ability of the financial advisor to render the fairness opinion required, and are not waived by the non-obligated party;

     (c) any of the corporate parties, if the Board of Directors of any corporate party shall have determined in its sole discretion exercised in good faith that the share exchange contemplated by this Agreement has become inadvisable or impracticable by reason of the threat or the institution of litigation or proceeding or the institution of a formal investigation, in either case to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement, which action or threatened action is deemed by the Board of Directors to be material and non-curable; or,

     (d) the closing has not occurred by June 30, 1995.

     7.10 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Share Exchange, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

     7.11 Waiver. Any term or provision of this Agreement may be waived at any time by the party which is or whose shareholders are, entitled to its benefits.

                   ARTICLE VIII - MISCELLANEOUS

     8.1 Entire Agreement. This Agreement contains the entire agreement among the parties for the Share Exchange and the related transactions and supersedes all prior arrangements or understandings. This Agreement cannot be modified by the parties except in writing.

     8.2 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certificate mail, postage prepaid, addressed as follows:

          If to MWR:
     MidWest Railroad Construction and Maintenance Corporation
     1525 Beck Street
     Salt Lake City, Utah 84116

     Attn:  Robert D. Wolff, President

          with a copy to:
     Bruce Cohne, Esq.
     Cohne, Rappaport & Segal
     525 East 100 South #500
     Salt Lake City, Utah  84102

          If to URI:

     Utah Resources International, Inc.
     297 West Hilton Drive, Suite #4
     St. George, Utah  84770
     Attn:  Gerry T. Brown, President

          with a copy to:

     E. Jay Sheen, Esq.
     Moyle & Draper, P.C.
     600 Deseret Plaza
     No. 15 East First South
     Salt Lake City, Utah  84111-1915

     8.4 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers thereunder duly authorized.



UTAH RESOURCES INTERNATIONAL, INC.



By   /s/ R. Dee Erickson
   R. Dee Erickson
   Its Director




MIDWEST RAILROAD AND MAINTENANCE CONSTRUCTION



By /s/ Robert D. Wolff
   Robert D. Wolff
   Its President



  /s/ Robert D. Wolff
Robert D. Wolff, individually



  /s/ Judith Wolff
Judith Wolff, individually